Exhibit 10.56

SECOND AMENDMENT TO FORMAL AGREEMENT

This Second Amendment to Formal Agreement (this “Amendment”) is entered into effective as of the Effective Date, defined below, by and between Dr. Seuss Enterprises, L.P., a California limited partnership (“DSE”) and USI Asset Transfer LLC, a Delaware limited liability company (“Universal”), as successor in interest to Universal Studios, Inc., a Delaware corporation formerly known as MCA Inc., with reference to the following facts (DSE and Universal are collectively referred to herein as the “Parties” and each individually as a “Party”).

RECITALS

A. DSE and MCA Inc. executed that certain Formal Agreement dated as of April 21, 1994 (as amended by the First Amendment (as defined below), the “Formal Agreement”), pursuant to which DSE granted to MCA Inc. certain rights to exploit certain elements of the literary works of Theodor S. Geisel, also known as Dr. Seuss, that were and are owned by DSE (collectively, as more particularly defined in the Formal Agreement, the “Dr. Seuss Elements”), in connection with the Universal’s Islands of Adventure theme park (“UIOA”) in Orlando, Florida, referred to in the Formal Agreement as the “Second Gate”. Also pursuant to the Formal Agreement, DSE granted to MCA Inc. exclusive rights to exploit the Dr. Seuss Elements in Attractions at Theme Parks throughout the world.

B. MCA Inc. changed its name to Universal Studios, Inc. on or about December 9, 1996. DSE and Universal Studios, Inc. amended the Formal Agreement pursuant to a First Amendment to Agreement dated October 1, 1997 (the “First Amendment”). Pursuant to a Contribution Agreement dated as of April 24, 2002, Universal Studios, Inc. contributed all of its right, title and interest in, to and under the Formal Agreement to Universal. At the time of such contribution, Universal Studios, Inc. indirectly owned, and as of the date hereof, Universal Studios, Inc. indirectly owns, through various intermediate entities, all right, title and interest in and to Universal.

C. By an agreement dated September 25, 2000, DSE agreed that Universal Studios, Inc. could exploit certain rights with respect to both the story and motion picture versions of Dr. Seuss’ How the Grinch Stole Christmas (collectively, the “Grinch Works”) for a promotional event in connection with the release of the motion picture consisting of a holiday-themed “Grinchmas” event at the Universal Orlando and Universal Studios Hollywood theme parks and CityWalks. Concurrently herewith, the Parties have entered into that certain 2009 Grinchmas Agreement (the “Grinchmas Agreement”), which Grinchmas Agreement will henceforth govern the respective rights and obligations of the Parties with regard to Grinchmas events at any and all Universal locations.

AGREEMENT

Effective as of the Effective Date, the Parties hereby agree as follows:

1. Definitions. The definitions set forth in the Recitals and this Paragraph 1 shall apply to capitalized terms used in this Amendment. Any capitalized terms used in this Amendment without definition have the respective meanings assigned to such terms in the Formal Agreement.

1.1 “Approved Food and Beverages” means Seuss-themed healthy food and beverages developed by Universal, any Permitted Assignee or any Limited Assignee in conjunction with DSE’s Executive Vice-President of Licensing and Marketing, consisting of three (3) food options for each of the following categories: appetizers, entrees, side dishes, and beverages, for a total of 12 items. All such items may bear fanciful Seuss designations, such as Thidwick’s Moose Moss (for a green salad), Cool Nool Pool Water (for a container of water), and so forth. For purposes of this Agreement, “healthy food” shall mean food that is of lower fat, sugar, and caloric content than the food typically sold as “fast food” and, by way of illustration only, may include such items as a grilled chicken breast sandwich, carrot and celery sticks, green salad, apple slices, and raisins, and should not include fried foods, soda pop, and sugary confections. The Parties agree that the foregoing names are for illustrative purposes only and are not required to be used or necessarily approved by DSE.

1.2 “Attraction Year” shall mean the year commencing on the date that a ride attraction at an Eligible Theme Park themed to Dr. Seuss Elements opens to the public, and each year commencing on any annual anniversary of such date.

1.3 “Dr. Seuss Property” shall mean each property listed in Exhibit A to the Formal Agreement, provided that any such properties that are related in characters, theme and/or content (such as The Cat in the Hat and The Cat in the Hat Comes Back) shall be considered a single Dr. Seuss Property.

1.4 “Effective Date” shall mean the date of full execution of this Amendment, as evidenced by the dates of execution under the respective signature lines of this Amendment.

1.5 “Eligible Theme Park” shall mean a Theme Park located in any of the Retained Territories at which any Dr. Seuss Elements are not being exploited as of the Effective Date.

1.6 “Limited Assignee” has the meaning set forth in Paragraph 4 hereof.

1.7 “Permitted Assignee” shall mean (i) the owner or operator of UIOA, and (ii) a single assignee acquiring all or substantially all of Universal’s assets.

1.8 “Retained Territories” shall mean the United States, the United Kingdom, the United Arab Emirates, the Peoples Republic of China, and South Korea.

2. Relinquishment of Exclusive Rights. Effective as of the Effective Date, and subject to all applicable provisions of this Amendment, Universal relinquishes to DSE all of Universal’s exclusive rights, pursuant to Article IV of the Formal Agreement, to exploit the Dr. Seuss

Elements at Theme Parks located anywhere in the world, except that Universal shall retain exclusive rights to exploit the Dr. Seuss Elements at and in connection with Theme Parks located in the Retained Territories. As of the Effective Date, DSE shall own the exclusive rights hereby relinquished by Universal.

3. Exploitation of Dr. Seuss Elements in Retained Territories. For purposes of this Paragraph 3, each reference to “Universal” shall be deemed to mean “Universal, a Permitted Assignee or a Limited Assignee.”

3.1 Timing of Exploitation. Subject to all applicable provisions of this Amendment, in order for Universal to exploit any Dr. Seuss Elements at or in connection with an Eligible Theme Park, Universal must:

3.1.1 Within five (5) years after the Effective Date, with respect to each such exploitation, pay to DSE either of the following amounts:

(a) The amount described in Section IV.B. of the Formal Agreement as the amount payable upon the first public announcement that such Eligible Theme Park will contain Dr. Seuss Elements (or the commencement of construction of Dr. Seuss Attractions at such Eligible Theme Park, whichever occurs first), if such exploitation of Dr. Seuss Elements is to be effected (or, pursuant to Paragraph 3.2 hereof, is required to be effected) in accordance with Article IV of the Formal Agreement; or

(b) The license fee amount for the first Attraction Year of the applicable exploitation at such Eligible Theme Park as set forth in Paragraph 3.3.7, if such exploitation of Dr. Seuss Elements is to be effected in accordance with Paragraph 3.3.

3.1.2 Upon the fifth (5th) anniversary of the Effective Date, all of Universal’s exclusive rights to exploit the Dr. Seuss Elements at an Eligible Theme Park for which a payment described in this Section 3.1 has not been made shall lapse and revert to DSE.

3.2 Exploitation in Accordance with Formal Agreement.

3.2.1 Any exploitation of Dr. Seuss Elements in an Eligible Theme Park located within the United Kingdom or the People’s Republic of China must be effected in accordance with Article IV of the Formal Agreement, including the financial terms set forth in Section IV.B. thereof.

3.2.2 Any exploitation of Dr. Seuss Elements in an Eligible Theme Park located within any of the other Retained Territories may be effected either (i) in accordance with Article IV of the Formal Agreement, including the financial terms set forth in Section IV.B. thereof, or (ii) in accordance with Paragraph 3.3 hereof.

3.2.3 In the event of any exploitation of Dr. Seuss Elements in an Eligible Theme Park in accordance with Article IV of the Formal Agreement, all other applicable provisions of the Formal Agreement shall apply to such exploitation, including:

(a) The approval and consultation provisions of Article II of the Formal Agreement;

(b) All of the Terms and Conditions attached as Exhibit B to the Formal Agreement (provided that, for purposes of Section 5 of such Terms and Conditions, the applicable Eligible Theme Park may be operated by Universal, a Permitted Assignee or a Limited Assignee);

(c) The final paragraph of Section III.A.I. of the Formal Agreement (with respect to the use of Dr. Seuss Elements in the marketing of such Eligible Theme Park, including joint promotions and corporate sponsorships); and

(d) Section III.A.2. of the Formal Agreement (with respect to the development and sale of merchandise themed to Dr. Seuss Elements and Approved Food and Beverages in connection with such Eligible Theme Park, provided that photos and videos of guests with Dr. Seuss Elements taken by such Eligible Theme Park’s photographers (“Photos”), as well as merchandise utilizing such photos and videos (“Photo Merchandise), may be sold to such guests at locations specified in Section III.A.2. of the Formal Agreement and may also be sold through an internet website owned and operated by Universal Or any of its affiliates (“Internet Sales”) subject to the following limitation: Internet Sales of Photos and Photo Merchandise maybe offered only if the Photos were taken of a guest during a visit to an Eligible Theme Park or to UIOA.

3.3 Exploitation as a Single Attraction. In the event that Universal is permitted to exploit Dr. Seuss Elements at an Eligible Theme Park in the United Arab Emirates or South Korea in accordance with this Paragraph 3.3, Universal may elect to exploit such Dr. Seuss Elements comprising a single Dr. Seuss Property at such Eligible Theme Park as follows:

3.3.1 As the theming for a single ride attraction at such Eligible Theme Park (including related signage and other decorative elements in the immediate vicinity of such single ride attraction) (a “Single Attraction’);

3.3.2 As the theming for strolling costumed characters relating to such Single Attraction (which strolling costumed characters may appear in both public and private events at such Eligible Theme Park);

3.3.3 As the theming for merchandise relating to such Single Attraction developed and offered for sale by such Eligible Theme Park, subject to the terms of Section III.A.2. of the Formal Agreement;

3.3.4 By creating Photos and Photo Merchandise (as defined above), which may be sold to such guests at locations specified in Section III.A.2. of the Formal Agreement and may also be sold through an internet website owned and operated by Universal or any of its affiliates (“Internet Sales”) subject to the following limitation: Internet Sales of Photos and Photo Merchandise may be offered only if the Photos were taken of a guest during a visit to the Eligible Theme Park or to UIOA.

3.3.5 As the theming for Approved Food and Beverages; and

3.3.6 In connection with the advertising, marketing, promotion and publicity of such Eligible Theme Park (including joint promotions and corporate sponsorships).

All such exploitations shall be effected in accordance with the approval and consultation provisions of Article II of the Formal Agreement and all of the Terms and Conditions attached to the Formal Agreement as Exhibit B (provided that, for purposes of Section 5 of such Terms and Conditions, the applicable Eligible Theme Park may be operated by Universal, a Permitted Assignee or a Limited Assignee), and, in addition, all marketing (including joint promotions and corporate sponsorships) involving such Dr. Seuss Elements shall be effected in accordance with the final paragraph of Section III.A.I. of the Formal Agreement, and all development and sale of merchandise themed to Dr. Seuss Elements and Approved Food and Beverages shall be effected in accordance with the provisions of Section III.A.2. of the Formal Agreement.

3.3.7 In the event that Universal elects to exploit Dr. Seuss Elements in accordance with this Paragraph 3.3, Universal shall pay to DSE the following amounts:

(a) An annual license fee of US$350,000 per Attraction Year, payable within fifteen (15) business days after each annual anniversary of the date that the Single Attraction opens to the public (the license fee for the first Attraction Year shall have been prepaid as set forth in Paragraph 3.1 hereof); and

(b) An annual royalty guarantee of US$50,000 per Attraction Year, payable within fifteen (15) business days after the date that the Single Attraction opens to the public, and within fifteen (15) business days after each annual anniversary thereof.

(i) Such annual royalty guarantee shall be recoupable against royalties that shall accrue during the applicable Attraction Year on the sale of merchandise developed by Universal and themed to Dr. Seuss Elements and Approved Food and Beverages in connection with such Single Attraction at the rate of eight percent (8%) of the cost of production of such merchandise and such Approved Food and Beverages.

(ii) In the event that, during any Attraction Year, the entire royalty guarantee for such Attraction Year is recouped against royalties that accrue on the sale during such Attraction Year of merchandise themed to Dr. Seuss Elements and Approved Food and Beverages, any additional royalties that may accrue during such Attraction Year on the sale of merchandise themed to Dr. Seuss Elements and Approved Food and Beverages shall be paid to DSE on a quarterly basis, within forty-five (45) days after the end of each calendar quarter containing all or any part of such Attraction Year.

3.4 Exclusivity. In the event that Universal elects to exploit Dr. Seuss Elements in connection with an Eligible Theme Park in accordance with the provisions of this Paragraph 3, DSE shall not thereafter grant to any other theme park or amusement park located in the applicable exclusive territory for such Eligible Theme Park, as set forth below, any right to exploit any Dr. Seuss Elements at or in connection with such other theme park or amusement park. In the event that, at the time Universal elects to exploit Dr. Seuss Elements in connection with an Eligible Theme Park in accordance with the provisions of this Paragraph 3, DSE has already granted to any other theme park or amusement park located in the applicable exclusive territory for such Eligible Theme Park (other than in the Retained Territories) the right to exploit Dr. Seuss Elements at or in connection with such other theme park or amusement park, such grant may remain in effect, but DSE shall not thereafter expand the geographic territory of such grant. For sake of clarity, the territory of exclusivity for the Retained Territories is as follows:

Territory of Exploitation	Territory of Theme Park and Amusement Park Exclusivity

United States	United States, Canada

United Kingdom	United Kingdom, Ireland, Belgium, Netherlands, Luxembourg

United Arab Emirates	United Arab Emirates, Saudi Arabia, Oman, Qatar, Bahrain, Kuwait, Iraq, Iran, Yemen, Jordan, Syria, and Lebanon

South Korea	South Korea

People’s Republic of China	People’s Republic of China, Taiwan, Hong Kong, Macau

4. Assignments. Rights granted to Universal under the Formal Agreement as amended hereby for a Theme Park or a Single Attraction may be licensed to a Permitted Assignee, or subject to the following, to a third party that is not a Permitted Assignee (a “Limited Assignee”):

4.1 A license to a Limited Assignee shall be subject to (i) DSE’s prior written approval, which shall be exercised only after review of the proposed Limited Assignee’s capabilities, experience, reputation, and financial status, and which approval shall not be unreasonably withheld, delayed or conditioned; and (ii) Universal’s agreement to remain primarily liable for all financial and other obligations hereunder and to remain as the primary contact for DSE with regard to all of DSE’s rights and obligations hereunder. Any purported license granted to a third party other than a Permitted Assignee without DSE’s prior written approval and subject to the conditions of (ii) above shall be void.

4.2 DSE hereby approves the following as Limited Assignees, on the condition that Universal shall remain primarily liable for all financial and other obligations hereunder and shall remain DSE’s primary contact with regard to DSE’s rights and obligations hereunder:

4.2.1 Dubai Holding LLC and its subsidiaries Tatweer Dubai LLC and USD Theme Park LLC, with respect to the United Arab Emirates; and

4.2.2 Beijing Tourism Group Co., Ltd., with respect to the People’s Republic of China.

5. Miscellaneous.

5.1 Except as specifically amended hereby, the Formal Agreement remains in full force and effect and shall be enforceable in accordance with its terms. All applicable general provisions of the Formal Agreement (e.g., governing law, dispute resolution, etc.) shall be incorporated with full force and effect into this Amendment as if fully set forth herein.

5.2 DSE represents and warrants that it has full right to grant all rights granted under this Amendment and that no consent by or payment to any of the heirs that executed an Heir’s Agreement in connection with the Formal Agreement is required in connection with this Amendment.

5.3 The Parties acknowledge that the Formal Agreement has been filed by Universal City Development Partners, Ltd. (“UCDP”), the owner and operator of Universal Orlando, with the U.S. Securities and Exchange Commission (“SEC”) as one of its “material contracts”. Accordingly, pursuant to the rules of the SEC, this Amendment is also required to be filed by UCDP with the SEC. The Parties shall cooperate in connection with such filing, including in connection with any request for confidential treatment in respect thereof that either Party may desire to make.

5.4 The addresses for notices and payments set forth in Section 8 of the Terms and Conditions attached as Exhibit B to the Formal Agreement are revised to read as follows:

“DSE:	Dr. Seuss Enterprises, L.P. 1200 Prospect Street, Suite 575 La Jolla, CA 92037

with a copy to:	Karl ZoBell DLA Piper LLP (US) 1200 Prospect Street, Suite 575 La Jolla, CA 92037-3610 Fax No.: (858) 456-3075

with a copy to:	Herbert Cheyette International Creative Management 825 Eighth Avenue New York, NY 10019 Fax No: (212) 556-5665

UNIVERSAL:	Universal Parks & Resorts 100 Universal City Plaza, 1280/8 Universal City, CA 91608 Attn: Michael E. Silver, Esq. Senior Vice President, Business and Legal Affairs Fax No.: (818) 866-4545

All payments hereunder shall be made to International Creative Management, Inc., as agents for Dr. Seuss Enterprises, L.P., 825 Eighth Avenue, New York, NY 10019, attention: Herbert Cheyette.”

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives as of the Effective Date.

DR. SEUSS ENTERPRISES, L.P.		USI ASSET TRANSFER LLC

By:	Geisel-Seuss Enterprises, Inc.,	By:	/s/ Maren Christensen
	General Partner		Maren Christensen
Executive Vice President

By:	/s/ Audrey Geisel	Date:	July 31, 2009
Audrey Geisel
President

Date:	August 4, 2009

By:	/s/ Karl ZoBell
Karl ZoBell
Secretary

Date:	August 4, 2009